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                                                                    EXHIBIT 15


TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) for the period ended September 30, 2001 as indicated in our report dated November 12, 2001, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statements Nos. 333-27989, 333-32831, 333-37652, 333-56055 as amended by Post-Effective Amendments Nos. 1 and 2, 333-64504, 333-64504-01, 333-64504-02, 333-71004, 333-71004-01 and
333-71004-02 on Form S-3; Registration Statements Nos. 333-32833, 333-32835,
333-32837, 333-32839, 333-32841, 333-32843, 333-45657, 333-46671, 333-62016,
333-62014, 333-79627 as amended by Post Effective Amendment No. 1, 333-93181 as amended by Post Effective Amendments Nos. 1 and 2, and 333-93183 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
November 12, 2001